Exhibit 99.2

MAIR HOLDINGS, INC.
TRANSCRIPT OF WEBCAST CONFERENCE CALL

Moderator: Robert Weil
October 28, 2003
10:30 am CT

Operator:

Good morning ladies and gentlemen and thank you for standing by.  Welcome to the MAIR Holdings Fiscal Year 2004 2nd Quarter Financial Results Conference Call.  At this time all participants are in a listen-only mode.  As a reminder, this Conference is being recorded on Tuesday, October 28 of 2003 and will be available for 30 days on www.mairholdings.com.

I’d like to remind everyone that this call is intended for communication with the investment community and before we begin, I must preface all comments with the Safe Harbor Statement.  Some of the comments made today will be forward-looking and are based on the best information currently available to management.

These forward-looking statements are intended to be subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  There can be no assurance that actual developments will be those anticipated by MAIR Holdings, Inc. Actual results could differ materially as result of a number of factors some of which the company cannot predict or control.

For discussion of some of these factors, please see the cautionary statements and MAIR Holdings Form 10-K for the year ended March 31, 2003 and Form 10-Q for the quarter ended June 30, 2003.

I would now like to turn the Conference over to Mr. Bob Weil, Chief Financial Officer of MAIR Holdings. Please go ahead, Sir.

Bob Weil:

Good morning everyone and welcome to MAIR Holdings' Conference Call for the Second Fiscal Quarter.  Leading our call today is Paul Foley, our President and Chief Executive Officer.  Paul will provide us the overview of the company’s financial results for the quarter as well as some comments regarding the operations of our subsidiaries.

After the completion of our opening remarks, we’ll take questions from the participants. I’ll now turn the call over to Paul.

Paul Foley:

Thanks, Bob.  Good morning everyone.  This call is coming from Minneapolis, where we’re currently enjoying a light dusting of our first snowfall of the year.  Hope that by now you’ve had the opportunity to review our quarterly earnings press release, so I’ll just touch on some high points.

As recorded, net income for the quarter was 3.9 million or 19 cents per share.  This figure compared to net income of 2.4 million or 12 cents per share in last year’s Second Fiscal Quarter and First Call consensus estimates of 11 cents per share.

Operating revenues for the quarter were down slightly 1% to 117.5 million versus last year’s 118.6 million. This decrease is primarily attributable to the reduction of ten Saab A model aircraft year-over-year which more than offsets the incremental ARJ flight activity and ground handling revenues at Mesaba Aviation and the $4.5 million incremental revenue at Big Sky.

At the same time operating expenses decreased by 2.2% for the quarter to 111.2 million.  Mesaba Aviation’s operating expense decreased by 6.5%, which more than offset the decrease in revenue from the fleet change.  As we did last quarter and since we don’t have year-over-year data for Big Sky, I’ll point out just a few of the operating statistics from Mesaba Aviation.  Mesaba Aviation’s second quarter unit revenues decreased by 8.2% year-over-year to 14.6 cents per ASM compared to 15.9 cents per ASM a year earlier.

This decrease in RASM is due to the change in mix of flying as Saab A model aircraft are retired and the ARJ regional jet utilization has increased from approximately eight hours per day in the summer of 2002 to roughly nine hours per day this past summer.

At the same time, Mesaba Aviation’s unit cost for the quarter decreased by 11.1% from 15.3 cents per ASM last year to 13.6 cents for the second quarter of Fiscal Year 2004.  This cost improvement comes from the mix of Avro and Saab flying, the increase in regional jet aircraft utilization and the decrease year-over-year in insurance rates and security fees.  This change in mix between the Avros and the Saab is also reflected in Mesaba Aviation’s passenger count which decreased 2.6% year-over-year in the quarter while revenue passenger miles grew by 10% year-over-year from 450.8 million RPMs in the Second Fiscal Quarter of 2003 to 496 million RPMs in 2004.

ASMs increased by 4.3% resulting in an improvement in load factor to 63.9%.  Mesaba Aviation’s all-in completion factor of 98.6% continues to rank among the leaders in our peer group as does its 86.8% on time arrival performance.

These numbers compare very favorably to the prior year second quarter completion factor of 98.4% and 85.8% on time arrival performance.  We closed the quarter with approximately $151 million in cash and investments on hand.  We continued to have minimal long-term debt on our balance sheet.

We’ve also updated our capacity guidance for the remainder of Fiscal Year 2004.  As previously announced, Mesaba Aviation has agreed with Northwest to park five Avro Regional Jets during the winter — three in December, and an additional two in January.  This reduction in Avro flying will impact capacity guidance for the year.

We now expect ASMs to increase approximately 10% year-over-year in the Third Quarter but decrease by approximately 2% year-over-year in the Fourth Fiscal Quarter.  As a result, total Fiscal Year 2004 ASMs will increase by approximately 4% compared to last fiscal year.

At MAIR Holdings, our focus remains unchanged as we look for additional growth opportunities.  As I’ve said in the press release, the last couple of months have given us a number of examples of how unsettled our industry continues to be as our challenging environment remains.  Nonetheless, we’re confident that the leadership teams of our subsidiaries will continue to meet those challenges head on and that their efforts will be successful.

Operator, I think we’re ready for some questions. Can you go over the way our participants can queue up their request, please?

Operator:

Thank you, Sir.  Ladies and gentlemen if you have a question, please press the star followed by the 1 on your push-button phone.  If you would like to decline from the polling process, press the star followed by the 2, you will hear a three-tone prompt acknowledging your selection and your questions will be polled in the order they are received.  If you are using a speaker equipment, you will need to lift the handset before pressing the numbers.  One moment please for the first question.

Our first question comes from Mr. Robert Ashcroft. Please state your company name followed by your question.

Robert Ashcroft:	Hey guys, it’s UBS. Looks - just a brief thing to start with - looks like your quarterly capacity was a record last quarter, even adjusting for Big Sky, is that correct?

Bob Weil:	It was - this is Bob, Robert - it was one of the highest quarters and it’s due to increase in the utilization on the Avro Regional Jets.

Robert Ashcroft:	Right.

Bob Weil:	They’re flying about nine hours a day which is one of the highest we’ve seen on the Avro.

Robert Ashcroft:	Right. Presumably your increased profitability last quarter was due in part at least to, you know, cost control then can you cite any particular areas that you saw improvements?

Bob Weil:

Yeah, I’ll go through some of the expense control that we had at Mesaba Aviation.  If you look at the operating expenses down 2.2% at the holding company, that’s obviously because Big Sky wasn’t in the financials a year ago.  We put about five million on operating expenses in Big Sky.  So, Mesaba Aviation had a decrease of about $7.5 million year-over-year.  And if we look at that, I would say, there are sort of three factors.

First, probably 30% to $40% is due to the decrease in the Saab - the ten aircraft in the Saab fleet.  The other 30% to 40% is due to the Avro flying nine hours a day versus eight hours a day and being able to spread your fixed cost over, you know, a greater amount of flying.

And then, finally, the cost control throughout many areas in the company from the strong operating performance that reduces interrupted trip expense and other sorts of cancellation cost, as well as reduction year-over-year in insurance and taxes as we’ve had, you know, in 2002 we had the peak of insurance on the aircraft.  And then as this last summer, year-over year we’ve got more competitive rates.

Robert Ashcroft:	Okay.

Paul Foley:	And also some additional rewards from the higher completion factor and the higher on time arrival performance.

Robert Ashcroft:	Uh-huh.

Paul Foley:	That is the contract with Northwest.

Bob Weil:	Those will end up in the revenue lines. The higher rewards will be in the revenue.

Robert Ashcroft:	Right. Okay. The aircraft that’re going to be parked this winter, you still going to be paying rent on these things?

Bob Weil:

We’ve been in negotiations with Northwest on how that all unfolds.  We expect that we’ll be responsible for majority of the cost.  But as we work with Northwest — the rent expense — we are not expecting to pay it to Northwest.

Robert Ashcroft:	Okay. Will these aircraft be undergoing maintenance or painting or anything at all or are they just getting a vacation in Arizona or something?

Bob Weil:	We’re still determining what to do with those five aircraft.

Paul Foley:	And what five aircraft would be parked.

Robert Ashcroft:

Okay.  Another question, do you know whether Northwest has any way of putting the ARJ 85  back to the manufacturer or another party in the event that they would take delivery (of them) back from you guys?

Paul Foley:	No. We don’t have any idea whether they have that right or not.

Robert Ashcroft:	Okay. All right. Well, thank you very much and a surprising quarter.

Bob Weil:	Thank you.

Operator:	Thank you. Our next question comes from Ms. Samantha Panella. Please state your company name followed by your question.

Samantha Panella:	Good morning. Raymond James. What percentage of your - if the 36 RJ85 were to come out as service, what percentage of your ASMs would be impacted and also revenue?

Bob Weil:	Hi, Sam. This is Bob Weil.

Samantha Panella:	Hi.

Bob Weil:	On an ASM basis, it’s closer to - it’s a little bit more than half on the ASMs but on the revenue basis, it’s about 40% of the revenue on an annual basis.

Samantha Panella:	Okay. And your tax rate, going forward, should it remain at about 41%?

Bob Weil:	No. I think you should look at the six months combined and it’s sort of the high 40% just below 50% for the tax rate we expect for the year.

Samantha Panella:	Okay. And any news on the pilot’s vote regarding a potential strike?

Paul Foley:

Well, we still remain hopeful that the management at Mesaba Aviation can achieve a contract with the pilots that allows Mesaba Aviation to participate in the growth opportunities that exist at Northwest, whether they’re aircraft that replaced the Avro or whether they’re additional CRJs that are on option that haven’t been exercised, yet.

Samantha Panella:	Okay. When are we supposed to hear something about the outcome of this strike? I though it was the end of October.

Paul Foley:	I have no idea.

Samantha Panella:	Okay. Okay. Thank you.

Operator:	Thank you. And our next question comes from Mr. Jim Altschul. Please state your company name followed by your question.

Jim Altschul:	Aviation Advisory Service. Good morning and I apologize when I got on the call late. With regards to the parking of the Avros, is this going to be a permanent thing or just a winter thing?

Paul Foley:

We don’t know at this point.  Northwest has always had the right to cancel the contract with the Avros dating back to 1996.  And that original date was October 25th.  They were completing an analysis and we requested another 45 days to extend that date to December 15th.  So, we’re very concerned about the possibility that they might cancel the entire contract prior to December 15th, and they can do so at any time up to that date.

And we’re going to wait for December 15th to come and go to see what their plans are.  They told us and they’ve announced publicly recently in their own conference call that their internal analysis of the Avro, as compared to the CRJ, is not economically viable.

Jim Altschul:	I see. Have they - are the routes flown by the five parked airplanes going to be just discontinued or flown by some other type of equipment?

Paul Foley:	I would assume that they would be flown by other types of equipment....

Jim Altschul:	You know what they (are)….

Paul Foley:	....although they have not told us how they plan to cover the flying.

Jim Altschul:	So, you don’t know who it would be flown by, you or Pinnacle or somebody else using other equipment?

Paul Foley:	We would hope that we would compete very aggressively for any replacement aircraft that would replace the Avro and, as I’ve said earlier, compete for additional CRJs.

Bob Weil:	But for the five - for the five specific aircraft for the winter, obviously there will be a mixture of all three in covering those markets, both the Saab, the CRJs and DC-9s.

Jim Altschul:	Okay.

Paul Foley:	That's a fair assumption.

Jim Altschul:	Thank you both very much.

Operator:

Thank you.  Ladies and gentlemen, if there are any additional questions, please press the star followed by the 1 at this time.  As a reminder if you are using speaker equipment, you will need to lift the handset before pressing the numbers.

Our next question comes from Mr. Robert Longnecker. Please state your company followed by your question.

Chris Papano:	Hi. This is actually Chris Papano at Barrington Capital. Just have a quick question with respect to any contingency plans that you’ve made assuming that you’re not able to keep this Avro business.

Paul Foley:

Well, we hesitate to, you know, speculate in hypothetical situations but we certainly have confidence in the leadership of Mesaba Aviation and we would expect them to deal with whatever contingencies occur.  If Northwest goes ahead and cancels the Avro agreement then we would do everything to try and reduce the variable cost and the fixed cost that go with those aircraft to remain profitable as a Saab-only operator.

Chris Papano:	Are you able to compete for this business, you know, now that Northwest announced publicly that they’re going to put these routes up for bid, if you don’t have a labor contract in place?

Paul Foley:	Well, we expect to have a competitive labor contract in order to make a competitive bid. But certainly the absence of the labor contract would put us at a significant disadvantage.

Chris Papano:

Okay.  And finally, with respect to the turbo-prop business, can you give us any sense today as to the profitability of that business and if so - if it’s not profitable and I’m not sure, is that a business that you think you can compete in effectively and make profitable assuming you lose the Avro business?

Bob Weil:

Well, the real question that we’re going through with our contingency planning right now at Mesaba Aviation, and the leaders there are going through, is the Saab profitable once 40% of the revenue goes away on the ARJ business.

Chris Papano:	Yeah. Exactly.

Bob Weil:

And that has been the focus.  It’s almost irrelevant on how profitable it is today, it’s more what can it be if the Avro business goes away.  And you know, as Paul said, they’re developing their contingency plan and will put those in place if they have to upon December 15th.

Chris Papano:

So, it would be hard to say today, just given the fixed cost base, I guess is what you’re saying in the large organization, but is that a business you think that you can make profitable if after you wind down the business and get rid of the fixed cost base you have there?

Paul Foley:

Yeah.  Again, it’s speculative, but based on what we know today, it would require draconian cuts in overhead and infrastructure in order to pare down that business to be profitable to Saab-only.  So, it’s very speculative, as Bob said, a lot of the revenue that’s coming from the Avro makes a contribution to the overhead.

Chris Papano:	Sure. And just one follow-up, the Big Sky business, how’s that doing today and just competitively, have you been able to - how’s that looking in terms of competing for all the routes?

Paul Foley:

That’s a good question; I appreciate your asking it.  We kind of have not spent much time talking about Big Sky.  We acquired Big Sky last December 1st and we acquired it specifically as a growth platform to provide growth opportunities with strategic partners other than Northwest.  And I’ll tell you we’re pleased with the result of Big Sky’s operations thus far.

We have worked with the management team — their completion factor, on time performance and daily operating rigors — have improved dramatically and we’re attempting to market the capability of Big Sky to virtually every other strategic partner.  And I want to emphasize that it’s non-Northwest business.  And that strategy remains in place.

So, I would summarize that we’re very pleased with the operating performance.  Big Sky continues to operate essentially at cash neutral - cash break even.  But then again we did not buy Big Sky to fly Metros in EAS markets out of Billings; we bought it as a platform for strategic growth with other major partners.

Chris Papano:	Okay. Thank you.

Operator:	Thank you. And the next question comes from Mr. Stephen Silk. Please state your company followed by your question.

Stephen Silk:

C. Silk and Sons.  My question relates to the maintenance workers, to the layoffs, are you going to be taking a charge for those 65 people - to discuss the savings that you anticipate by having third party and since the maintenance workers are coming - their contract is coming up, any discussions with them as far as their renewal of a contract?

Paul Foley:

Yeah.  The decision that you’re referring to is the decision Mesaba made several weeks ago to outsource this heavy maintenance — the “C” checks.  Now it’s a strategic decision that was basically to avoid investments in tooling, in plant capacity, in capabilities in the airline that could more properly be done by an outside vendor.

So, we don’t expect to see any major write-downs or expenses associated with that decision nor do we expect to see any material reductions in our maintenance expenses.

Stephen Silk:	One other thing, do you break down your revenue of Mesaba between the Saab and the jets?

Bob Weil:	We don’t break that down publicly at this point but obviously, as we go forward, we’ll continue, we have said that the jets are about 40% of revenue and the Saab, they are about 60%.

Stephen Silk:	Thank you very much.

Operator:	Thank you. And we have a follow-up question coming from Mr. Robert Longnecker. Please go ahead.

Robert Longnecker:

Hi.  I’m just trying to get a better feel for kind of a worst case scenario.  Let’s assume that Northwest pulls all the Avro business, can you just give some rough cut on what the shutdown cost for that business in terms of the lay offs and contracts, et cetera?

Paul Foley:

No.  I don’t think we want to do that at this point.  Again, we are hoping for the best, planning for the worst and we’re not prepared to make any public comments with regards to, you know - it would be a, as I’ve said earlier, require draconian cuts of our current operations in order to remain profitable as a Saab-only operator.

Now, I point out that Mesaba Aviation has a one-year put option to cancel the Saab contract.  So, we would immediately have to enter negotiations with Northwest on, you know, the scope and content of that contract if it were a stand-alone business.

Robert Longnecker:	But in terms of cuts that you, for example, how much - I presume you would have to lay off a bunch of pilots, what are the costs associated with that?

Bob Weil:

Those are all being determined, because we don’t know exactly what the transition plan would be.  We will know that much more when we get towards December 15th.  If they go ahead and cancel the contract, we’d understand what the transition plan would be based on - what their transition plan would be, what drives the cost - and the folks at Mesaba Aviation are working through different scenarios to see what those transitions costs would be.

Robert Longnecker:	Okay. Thank you.

Bob Weil:	Okay everybody, thank you for joining us today.

Operator:	One moment, we have one more question coming from Mr. Jim Altschul. Please go ahead.

Jim Altschul:

All right.  Yes.  You mentioned that you were actively marketing Big Sky’s capabilities to other potential code-sharing partners, are you talking to these airlines about flying Metros for them, Saabs or some other 30-seaters or regional jets under the Big Sky operations?

Paul Foley:	All of the conversations we’ve had to date focus on regional jets.

Jim Altschul:

How long would it take to introduce, spool up and then introduce regional jets into the Big Sky system, I mean you have some introduction and training cost, because you’ll be using the Big Sky pilots, you wouldn’t be using the Mesaba pilots, would you?

Bob Weil:

That’s correct, we will be using the Big Sky certificate and we have estimated to these potential partners that it would take us at least six months to get a regional jet certificate with the accompanying, you know, programs that support that certificate.

Jim Altschul:

In this environment, are there - do you think it would be easy to get orders for a significant number of either Embraer 145s or CRJs with the net timeframe probably to get them introduced in to your fleet?

Paul Foley:	Yes. We do.

Jim Altschul:	Thank you very much.

Paul Foley:

Keep in mind that we - the model we are looking at is to not purchase our own airplanes but to lease them from the strategic partner or to leverage orders that the strategic partner already has placed.

Jim Altschul:	Okay. Thank you both very much.

Bob Weil:	Okay. Operator, are there any other questions?

Operator:	No. There are no further questions at this time.

Bob Weil:

Great.  Thanks everyone for joining us today and we look forward to being with you on our next conference call.  If you have any other further questions, you can contact us at 612-333-0021 and thanks for participating on the call.

END